Exhibit 99.1

Borland Contacts:		TogetherSoft Contacts:

Investors	Media	Media
Lynne Farris	Becky Wood DiSorbo	Shawn Ramsey-Kroboth
(831) 431-1868	(831) 431-1894	(919) 865-0576
lfarris@borland.com	bwood@borland.com	sramsey-kroboth@togethersoft.com

Borland Signs Definitive Agreement to Acquire TogetherSoft Corporation
for $185 Million in Cash and Stock

Transaction Would Combine Industry-Leading Technologies to
Accelerate Software Application Development

Conference Call Scheduled for October 30, 2002

SCOTTS VALLEY, Calif. – October 30, 2002 – Borland Software Corporation (Nasdaq NM: BORL) today announced that it has signed a definitive agreement to acquire privately held TogetherSoft Corporation for $82.5 million in cash and 9,050,000 shares of Borland common stock. The transaction is valued at approximately $185 million in the aggregate, based upon Borland’s closing price per share of $11.34 on October 29, 2002. TogetherSoft is a leading provider of design-driven development solutions that accelerate the software development process. TogetherSoft solutions simplify and integrate design and analysis with development of complex software applications. TogetherSoft’s solutions operate with all major enterprise platforms and languages, including Java, C++, Visual Basic, VB.NET, and C#. Headquartered in Raleigh, NC, with approximately 390 employees and 4,000 customers worldwide, TogetherSoft generated approximately $51 million in revenues over the last four quarters.

Borland’s President and Chief Executive Officer Dale L. Fuller said, “Two industry leaders in development and design have agreed to join forces to offer customers a new path for delivering software applications to market faster. Competitive pressures and time-to-market demands continue to compress the development process, making comprehensive, integrated solutions more important than ever. By tightly integrating TogetherSoft’s design and analysis technology with Borland’s development solutions, we would enable companies to create business applications more quickly and to compete more effectively. We believe this acquisition would significantly strengthen our product offerings and our leadership position in accelerating software application development.”

TogetherSoft’s Chairman and Founder Peter Coad said, “TogetherSoft and Borland combined would be a powerful force in connecting programmers, designers, and managers in real time — code, designs, and project plans always up-to-date, always in-sync.”

In addition to his role as chairman and founder of TogetherSoft, Mr. Coad is known worldwide as an industry luminary. He has pioneered UML and design-driven development and authored and edited a number of related books for Prentice Hall. Mr. Coad is expected to play a key role in advancing Borland’s leadership position in the software development infrastructure.

Borland Signs Definitive Agreement to Acquire TogetherSoft
October 30, 2002

Frederick A. Ball, Borland’s Executive Vice President of Corporate Development and Mergers & Acquisitions, said “With this acquisition, we are executing on our long-term strategy to extend Borland’s footprint across all the major areas of the application development lifecycle. TogetherSoft would bring a strong customer base and product offering, dedicated R&D organization and well-trained worldwide sales force.”

This acquisition is expected to add a critical design and analysis capability to Borland’s technology, helping Borland compete more effectively in the software application development market currently estimated at $9 billion and expected to exceed $15 billion by 2006, according to research firm IDC.

“Through the acquisition of TogetherSoft, we would add approximately 80 sales representatives, significantly strengthening our presence in the Americas and Europe,” continued Mr. Ball. “Additionally, we would enlarge our R&D capabilities with the addition of development centers in St. Petersburg, Prague, and Raleigh, complementing Borland’s existing development centers. This would create a truly global R&D organization focused on enhancing existing products and delivering next-generation technologies.”

Upon completion of the acquisition, Borland plans to continue investing in both the Borland JBuilder and Together ControlCenter product lines, creating hybrid solutions that integrate design and development for Java, .Net, and all other leading platforms. In addition, Borland plans to continue to support TogetherSoft’s existing strategy of offering design and analysis solutions that work with leading IDEs. Similarly, Borland plans to continue supporting other leading providers of design and analysis products. Finally, Borland plans to extend TogetherSoft’s current products and deliver editions that are targeted at the indirect channel, replicating a seeding strategy that has been very successful for all Borland’s solutions. Over the next 12 months, product lines from Borland and TogetherSoft are expected to evolve onto a common and shared underlying technology platform that would be designed to enable Borland to drive engineering synergies and provide an enhanced user experience.

“Successful integration of TogetherSoft would be driven by a management team with a proven track record in all aspects of integrating acquisitions,” added Mr. Ball. “A dedicated integration team has already focused on the challenges and opportunities involved in integrating the operations and cultures of TogetherSoft and Borland, and we are preparing to be ready to execute according to plan once the transaction closes.”

“We believe this acquisition has the potential to significantly increase Borland’s future revenues and operating performance. Acquiring TogetherSoft is consistent with our goal of wisely deploying our assets to enhance stockholder value,” concluded Mr. Fuller.

About the Transaction
This transaction has been approved by the boards of directors of Borland and TogetherSoft and is subject to customary closing conditions, including approval of the transaction by TogetherSoft stockholders, Hart-Scott-Rodino clearance and approval by the California Commissioner of Corporations after a fairness hearing. The transaction is expected to close in the fourth calendar

Borland Signs Definitive Agreement to Acquire TogetherSoft
October 30, 2002

quarter of 2002 or the first quarter of 2003, subject to the timing of receipt of the requisite regulatory approvals. While the transaction is intended to be reported as a tax-free reorganization under Section 368 of the Internal Revenue Code, the transaction is not conditioned on its treatment as a tax-free reorganization. The directors, executive officers, and certain other stockholders with representatives on the board of directors of TogetherSoft, who hold in the aggregate approximately 67.5% of the outstanding shares of TogetherSoft’s capital stock, have entered into agreements with Borland in which they have agreed to vote all of the shares of TogetherSoft capital stock that they hold in favor of the transaction. Such shares represent more than the number of shares of TogetherSoft capital stock necessary to approve the transaction.

Bear, Stearns & Co. Inc. acted as Borland’s financial advisor, and U.S. Bancorp Piper Jaffray acted as TogetherSoft’s financial advisor with respect to this transaction.

Where to Find More Information
In connection with the proposed transaction, Borland will file a permit application, including an Information Statement with the California Department of Corporations and mail the Information Statement to all TogetherSoft stockholders. TogetherSoft stockholders are urged to read the Information Statement in its entirety when it becomes available because it will contain important information about the proposed transaction.

The Borland common stock that would be issued to TogetherSoft stockholders in the proposed transaction would be issued after a fairness hearing is held before, and a permit has been issued by, the California Department of Corporations. This press release shall not be deemed in any way to constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the issuance of such permit or qualification under the securities laws of such jurisdiction.

Forward Guidance
Borland expects the acquisition to make measurable contributions to top-line growth in coming years, increasing revenues by approximately $60–70 million in calendar year 2003. Excluding acquisition-related costs of approximately $6–7 million, Borland expects the transaction to be accretive by the second half of 2003. Assuming that both the Starbase and TogetherSoft transactions close in 2002, Borland expects 2003 revenues to range from $355 million to $370 million. Earnings per diluted share, on a pro forma basis, are expected to range from $0.45 to $0.50.

Conference Call Information
The Borland Software Corporation teleconference and simultaneous Webcast is scheduled to begin at 5:00 a.m. Pacific Time, on Wednesday, October 30, 2002. To access the live Webcast, please visit www.companyboardroom.com or Borland’s Website at http://www.borland.com at least 30 minutes prior to the call to download any necessary audio or plug-in software. A one-week Webcast replay will be available through November 7, 2002, and a one-week audio replay will be available from 7:00 a.m. Pacific Time through midnight November 7, 2002 by dialing (719) 457-0820, passcode #754103.

Borland Signs Definitive Agreement to Acquire TogetherSoft
October 30, 2002

About Borland
Borland Software Corporation is a leading provider of technology used to develop, deploy and integrate software applications. Delivering best-in-class technology solutions dedicated to interoperability, Borland allows enterprises of all sizes to move into Web based computing while leveraging legacy systems. From the Fortune 1000 to the Borland Developer Network comprised of millions of developers around the world, Borland provides customers the freedom to develop applications, deploy them anywhere, and integrate and manage them across the enterprise. Borland solutions enable organizations to increase productivity and deliver higher performance projects faster and on budget, while lowering total cost of ownership.

Founded in 1983, Borland is headquartered in Scotts Valley, California with operations worldwide. To learn more, visit Borland at http://www.borland.com, the Borland Developer Network at http://bdn.borland.com or call Borland at (800) 632-2864.

About TogetherSoft Corporation
Dedicated to improving the ways developers work together, TogetherSoft Corporation creates and delivers software that enables enterprises to create high-quality applications quickly and on-budget. TogetherSoft is a momentum leader among software development vendors, with 81% revenue growth in 2001 and significantly faster delivery of new product features to the market using its proprietary, patent-pending technologies. TogetherSoft solutions are used in some of the world’s most innovative companies including Charles Schwab & Co., Sprint PCS, The Home Depot, Cisco Systems, Sun Microsystems and J.D. Edwards. For more information visit www.togethersoft.com.

Safe Harbor Statement
This release contains “forward-looking statements” that involve risks and uncertainties. All statements that are not historical are forward-looking. Forward-looking statements may relate to, but are not limited to, Borland’s future financial and operating results, expected benefits and synergies of the transaction, future opportunities and plans for the combined company, and the growth of the market for its solutions. Actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, the receipt and timing of regulatory approvals for the transaction, the possibility that the transaction will not close, the reaction of customers of Borland and TogetherSoft to the transaction, Borland’s ability to successfully integrate TogetherSoft’s operations and employees, general economic factors and capital market conditions, general industry trends, the size and timing of enterprise-level sales, the potential effects on the combined company of competition in computer software product and services markets, growth rates in the software and professional services markets that it participates in, rapid technological change that can adversely affect the demand for the combined company’s products, shifts in customer demand, market acceptance of new or enhanced products or services developed, marketed or sold by the combined company, delays in scheduled product availability dates, open source technologies that compete with each company’s products, actions or announcements by competitors, software errors, reduction in sales to or loss of any significant customers, each company’s ability to protect its intellectual property rights, the dependence on technologies licensed from third parties, each company’s ability to attract and retain qualified personnel, and each company’s ability to contain costs. These and other risks may be detailed from time to time in Borland’s periodic reports filed with the Securities and Exchange Commission, including, but not

Borland Signs Definitive Agreement to Acquire TogetherSoft
October 30, 2002

limited to, the latest Annual Report and the latest Quarterly Report filed by Borland, copies of which may be obtained from www.sec.gov. Borland is under no obligation (and expressly disclaims any such obligation) to update or alter any forward-looking statements whether as a result of new information, future events or otherwise

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